EXHIBIT 10.10

Peter J. deSilva President Chief Operating Officer

January 6, 2005

Mr. Bradley J. Smith

2620 Bartlett Drive

Brookfield, WI 53045

Dear Brad:

In follow-up to our conversations, I am pleased to offer you the position of Executive Vice President, Consumer Services, effective on or before January 31, 2005.

This letter is to confirm the following details of our offer:

•	A base salary of $200,000 annually

•	Eligibility for participation in the Short Term Incentive Program (STIP) with a 2005 target of 30% of base salary, contingent upon achieving Balanced Scorecard objectives for the Consumer Services Division

•	Eligibility for participation in the Long Term Incentive Program (LTIP) with a 2005 grant target of 50% of base salary (LTIP is subject to shareholder approval in April, 2005)

•	Paid-Time-Off (PTO): Upon hire, you will begin accruing PTO at the rate of 25 days annually. Based upon your hire date, your accrual for 2005 will be approximately 23 days.

•	Eligibility for company sponsored benefit plans on the following effective dates:

Date of hire;

Group Term Life Insurance

Employee Assistance Plan (EAP)

First of the month following one month of employment;

Medical, Dental, Vision, Tax Savings Plan and 401(k) Plan

First of the month following three months of employment;

Supplemental Life and AD&D Insurance

First of the month following six months of employment;

Short Term and Long Term Disability Plans

First January or July following one year of qualified service;

Profit Sharing

Employee Stock Ownership Plan (ESOP)

1010 Grand Boulevard Kansas City, Missouri 64106 (816) 860-4614 fax: (816) 860-7610 umb.com

January 6, 2005

Bradley J. Smith

•	In addition to these company sponsored benefits, a variety of additional insurance products are available after three months of employment, through UMB Scout Insurance, Inc.

•	Eligibility for many bank products and services free or on a reduced fee basis

•	Change in control protection of one times salary during the first full year of employment, one-half times salary during the second full year of employment; change in control subsequent to two full years of employment is not covered except as outlined in the short-term and long-term incentive program plan documents.

•	Relocation assistance per the attached Relocation Agreement

We look forward to your joining our team and want to make the transition for you and your family as smooth as possible. Jacqueline Witte, Executive Vice President and Director of Human Resources will be in touch with you to address any questions you have about compensation or benefits plans and relocation assistance. Enclosed is a Summary of Benefits brochure for your reference.

Welcome to UMB.

Sincerely,

This offer is contingent upon successful completion of a pre-employment drug screen and a credit check, as well as a post-employment FBI background check.

As an employer, we are required to request information from all new associates to comply with the Immigration Reform and Control Act of 1986. Therefore, on your first day you will need to provide documentation to verify your identity and work authorization.

No provision of this letter represents an employment contract in whole or in part, for any duration, between you and UMB or any of its subsidiaries. All employment of UMB associates, including yours, constitutes employment at will and is terminable at any time either by you or UMB Bank.

I have read and accept the terms and conditions of this job offer.

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